UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): August 2, 2024

Northwest Biotherapeutics, Inc.

(Exact name of registrant as specified in its charter)

Delaware	0-35737	94-3306718
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

4800 Montgomery Lane, Suite 800

Bethesda, Maryland 20814

(Address of Principal Executive Offices)

(240) 497-9024

(Registrant’s telephone number, including area code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Title of each class:	Trading Symbol(s)	Name of each exchange on which registered:
Common Stock, par value, $0.001 per share	NWBO	OTCQB

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging Growth Company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 7.01	Regulation FD Disclosure.

Over the last several days, NWBio has received inquiries and messages from a number of shareholders regarding several rumors being passed around social media platforms relating to our business outlook. Some of the shareholder messages have identified a potential connection between these rumors and certain parties associated with the lawsuit we are currently pursuing in federal court in NY.

While it is our standard practice not to comment on rumors, we have noted the coincidence of timing between these rumors and certain developments in the market relating to our stock. We are investigating the source(s) of these rumors and we plan to pursue appropriate action. We request that our shareholders continue to send us any information related to the rumors, the parties who are spreading them, and related matters.

We also ask that our shareholders and all interested parties carefully consider the source(s) of rumors, their reliability and their self-interests before forming a judgment about them.  There are several high profile court cases pending that involve the use of these types of tactics in order to negatively impact a company's stock, and high profile civil and criminal enforcement actions in this arena have recently commenced. We advise caution in evaluating rumors.

Meanwhile, we are continuing to focus on working with our teams of consultants on activities related to the review by the Medicines and Healthcare Products Regulatory Agency (MHRA) of our Marketing Authorization Application (MAA) in the UK, including preparations for inspections by the MHRA that are scheduled to take place in both the US and UK.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NORTHWEST BIOTHERAPEUTICS, INC.

Date: August 2, 2024	By:	/s/ Linda Powers
	Name:	Linda Powers
	Title:	Chief Executive Officer and Chairman